Exhibit 99.1

Fate Therapeutics Reports Third Quarter 2026 Financial Results and Business Updates

Safety profile presented at ASN Kidney Week 2026 across 29 autoimmune patients treated with a single dose of FT819 and fludarabine-free, less-intensive conditioning continues to be favorable, further supporting RECLAIM-LN

Preliminary Phase 1 clinical data presented at ASN Kidney Week 2026 demonstrated 100% renal response in the bendamustine conditioning regimen selected for RECLAIM-LN

$15.0 million CLIN2 grant awarded by the California Institute for Regenerative Medicine (CIRM) to support RECLAIM-LN

Early activation of multiple clinical sites for Phase 1/2 COMPLETE basket trial in autoimmune disease reflects enthusiasm by the rheumatology community for FT839, a novel dual CD19/CD38 targeting off-the-shelf CAR T-cell product candidate

$139.1 million in cash, cash equivalents, and investments; cash runway expected to mid-2028

San Diego, CA – November 5, 2026 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a transformative and broadly accessible pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients with cancer and autoimmune disease, today reported financial results and a business update for the third quarter ended September 30, 2026.

“The third quarter was defined by steady execution across our portfolio, bringing us closer to our goal of delivering off-the-shelf, master cell bank derived cell therapies to the patients who need them most,” said Bob Valamehr, Ph.D., MBA, President and Chief Executive Officer of Fate Therapeutics. “Momentum continues to build for RECLAIM-LN, and the updated Phase 1 data presented at ASN Kidney Week further supports the Phase 2 study design, including updated safety and efficacy data that reinforces the unique and encouraging product profile of FT819 in lupus. We are also excited to roll out the Phase 1/2 COMPLETE trial, with the recently cleared IND application for FT839, our first-of-kind, dual CAR T-cell co-targeting CD19 and CD38 for the comprehensive elimination of complex autoimmune disorders. At the upcoming ACR Convergence, our four presentations across FT819 and FT839 will give the rheumatology community an additional look at our clinical programs in autoimmune disease. Our progress this year, together with continued extension of our cash runway, positions us well for important milestones ahead, and we remain focused on execution as we work to deliver across multiple fronts in 2027.”

Clinical Development & Program Updates

RECLAIM-LN, FT819 Phase 2 potentially registrational trial in lupus nephritis

The Company continues to advance RECLAIM-LN, a Phase 2 potentially registrational trial of FT819 in lupus nephritis (LN), with enrollment currently open across 17 active sites. In August, the study was initiated and the first patient was treated in an outpatient setting. New Phase 1 efficacy and safety data presented at American Society of Nephrology (ASN) further supports the design and advancement of RECLAIM-LN.

The RECLAIM-LN trial is an open-label, single-arm study developed following interactions with the FDA under the Company’s Regenerative Medicine Advanced Therapy (RMAT) designation. The Phase 2 potentially registrational clinical trial is expected to enroll approximately 53 patients. Patients will receive a single dose of FT819 administered at 900 million cells following bendamustine conditioning, with complete renal response (CRR) at Week 26 as the primary endpoint. The conditioning regimen selected for RECLAIM-LN is fludarabine-free and less-intensive than other CAR T-cell clinical trials, which typically incorporate up to three days of co-administration of cyclophosphamide and fludarabine, a combination that was observed as less desirable to patients and clinicians, in part because of the potential increase in serious adverse events.

Encouraging safety data demonstrated across all 29 autoimmune patients treated with a single dose of FT819 and less-intensive fludarabine-free conditioning as of a data cutoff date of August 18, 2026

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No dose-limiting toxicities and no immune effector cell-associated neurotoxicity syndrome (ICANS), no graft-versus-host disease (GvHD), no immune effector cell-associated hemophagocytic lymphohistiocytosis-like syndrome (IEC-HS), and no deaths were reported.
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No cytokine release syndrome (CRS) above Grade 2 was observed; Grade 1–2 CRS occurred in 5 patients (17.2%).
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Grade ≥3 infections occurred in 2 patients (6.9%), both urinary tract infections, and Grade ≥3 cytopenias occurred in 6 patients (20.7%).

The Company believes this encouraging safety profile reflects the distinct molecular design and manufacturing features of FT819, including a tuned CAR motif with targeted insertion into the TRAC locus designed to prevent uncontrolled T-cell expansion, and a well-vetted clonal master iPSC bank that serves as a consistent and uniform starting point for manufacture of drug product for broad patient availability. Additionally, the use of a less-intensive, fludarabine-free conditioning approach is intended to significantly reduce the possibility for adverse events, and the avoidance of fludarabine, which is cleared by the kidneys and requires dose adjustment in patients with impaired renal function, is particularly relevant for patients with LN.

Updated Phase 1 lupus nephritis data presented at ASN Kidney Week 2026 supports RECLAIM-LN

In October, updated Phase 1 data from the ongoing FT819-102 study were featured in an oral presentation at the ASN Kidney Week 2026 by Jonathan D. Graf, MD, of the University of California, San Francisco. In the cohort of patients with active LN treated with FT819 and bendamustine conditioning, the regimen selected for RECLAIM-LN, patients with Month 6 follow-up (n=2) achieved a CRR or primary efficacy renal response (PERR), and mean urine protein-to-creatinine ratio (UPCr) decreased by approximately 50% from baseline. Notably, the clinical efficacy results were in conjunction with discontinuation of immunosuppressant medications prior to study intervention (low dose prednisone and hydroxychloroquine were permitted). The CRR was sustained through Month 24 in the single patient to reach that timepoint. These renal responses were accompanied by reductions in lupus disease activity, improvement in patient-reported fatigue, and strong evidence of B-cell rebalancing which is believed to be important for achieving long-term treatment durability.

Encore FT819 clinical data presented at CCR – West 2026

In September, the Company presented encore clinical data from the systemic lupus erythematosus (SLE) arm of its Phase 1 FT819-102 trial at the Congress of Clinical Rheumatology West (CCR – West) meeting in Huntington Beach, CA. The presentation included 16 SLE patients treated with a single dose of FT819 and less-intensive, fludarabine-free conditioning (Regimen A, either single-dose cyclophosphamide or two doses bendamustine), 13 of whom had at least one month of follow-up as of the May 14, 2026, data cutoff. Improvements in SLEDAI and FACIT-Fatigue scores were observed early after treatment and maintained over time. Importantly, in patients with active LN at baseline, Month 6 UPCr decreased by 1.15 g/g across Regimen A and by 1.8 g/g in the subset of patients treated with FT819 and bendamustine, demonstrating improvement in kidney function.

FT819 in systemic sclerosis (SSc) and extra renal SLE

Beyond lupus nephritis, the Company continues to advance FT819 in its ongoing Phase 1 autoimmune basket trial, including in SSc and extrarenal SLE. In July, the Company presented preliminary clinical data from the SSc arm of the trial at the International Society for Stem Cell Research (ISSCR) 2026 Annual Meeting. As of the June 12, 2026, data cutoff, all four treatment-refractory SSc patients treated with FT819 achieved a Revised Composite Response Index in Systemic Sclerosis (rCRISS) of 25 or higher, along with meaningful improvement in Modified Rodnan Skin Score (mRSS), at three months post-treatment. Three patients received less-intensive conditioning chemotherapy (cyclophosphamide or bendamustine alone) and one received no conditioning chemotherapy. The Company will present new data on extrarenal SLE at the upcoming ACR Convergence.

Four upcoming presentations at ACR Convergence 2026

The Company is looking forward to ACR Convergence 2026, being held November 6–11 in Orlando, Florida, where four abstracts from its off-the-shelf CAR T-cell programs have been selected for presentations. Two FT819 presentations will feature updated clinical data, including administration of FT819 without conditioning chemotherapy, a biomarker association with improvement in fatigue, and continued progress in outpatient administration to expand access to community-based care. A third presentation, conducted in collaboration with the Lupus Foundation of America, reports findings from a focus group of patient preferences for off-the-shelf, allogeneic CAR T-cell therapy in lupus. A fourth presentation will provide an update on FT839 preclinical studies and the design and progress of COMPLETE, its Phase 1/2 basket trial in autoimmune disease, including comprehensive targeting of activated immune cells in rheumatoid arthritis.

FT839: Next-generation off-the-shelf dual-CAR T-cell product candidate co-targeting CD19 and CD38

In July, the FDA cleared the Company’s IND application for FT839. COMPLETE (FT839-101) is a single-arm, open-label Phase 1/2 basket trial designed to evaluate FT839 across multiple autoimmune indications in combination with background therapy without the requirement for conditioning chemotherapy, with a starting dose level of 900 million cells. The Phase 1/2 design is intended to enable simultaneous assessment of safety and efficacy in a single trial to shorten the transition from Phase 1 to Phase 2. The Company has now activated multiple clinical sites, reflecting strong investigator interest, and expects to dose patients by year-end, including in rheumatoid arthritis.

FT839 has been engineered with 13 targeted genetic edits that together are intended to confer multi-antigen targeting, immune evasion, and enhanced functional persistence without the requirement for intensive conditioning chemotherapy. FT839 is designed to broaden the reach of off-the-shelf CAR T-cell therapy beyond B-cell depletion by simultaneously targeting CD19 and CD38. The elimination of B-lineage cells, including plasma cells, and CD38-expressing activated and proliferating immune cells (e.g., T cells, macrophages and NK cells) is expected to support comprehensive immune reset across a diverse spectrum of autoimmune conditions.

To support the Phase 1/2 COMPLETE clinical trial, the Company has completed the FT839 manufacturing campaign resulting in a uniform CAR T-cell product. Analogous to master cell banks used to mass produce biopharmaceutical drug products such as monoclonal antibodies, a precisely engineered clonal master iPSC bank, consisting of the 13 edits, serves as the starting cell source to uniformly manufacture FT839, overcoming numerous limitations associated with patient and donor-sourced CAR T-cell therapies. FT839 is well-defined, consistent and uniform in composition, produced at a low cost of goods, and can be stored in inventory for off-the-shelf, on-demand availability to enable access for a broad patient population.

FT836: Next-generation off-the-shelf CAR T-cell product candidate targeting MICA/B

Enrollment in the Phase 1 solid tumor basket study is continuing, including metastatic colorectal cancer (mCRC) and non-small cell lung cancer (NSCLC). FT836 is currently being studied in combination with existing standard-of-care therapies, or with conditioning chemotherapy. The study continues to build preliminary evidence of anti-tumor activity, with meaningful target lesion reductions in heavily pre-treated patients. The investigator-initiated trial of FT836 with daratumumab in multiple myeloma is also ongoing.

Other Corporate Updates

$15.0 million CIRM CLIN2 grant awarded to support RECLAIM-LN.

The California Institute for Regenerative Medicine (CIRM) awarded the Company a $15.0 million grant through its CLIN2 program to support the clinical development of RECLAIM-LN. CLIN2 is a competitive program that funds clinical-stage candidates with the potential to become transformative therapies while addressing barriers to patient access. The award builds on CIRM’s prior CLIN2 support of the FT819 Phase 1 study and recognizes the potential of an on-demand, off-the-shelf CAR T-cell therapy to broaden access for patients with refractory lupus.

Expansion of executive leadership team with newly created commercial position

The Company appointed Jamie Harrell to its executive leadership team in a newly created role leading commercial and market development strategy across its autoimmunity and oncology programs. Mr. Harrell brings more than 25 years of commercial leadership experience, most recently as Vice President of Marketing and Commercial Operations at Aurinia Pharmaceuticals, where he accelerated the growth of the first oral therapy for lupus nephritis.

Third Quarter 2026 Financial Results

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Cash & Investment Position: Cash, cash equivalents, and investments as of September 30, 2026, were $139.1 million, a quarterly decrease of $14.7 million. Cash position does not include cash from the recently awarded CIRM grant of $15.0 million.
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Total Operating Expenses: Total operating expenses were $32.2 million for the third quarter of 2026, including research and development expenses of $24.2 million and general and administrative expenses of $8.0 million.
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Year-to-Date Operating Expense Reduction: Total operating expenses for the nine months ended September 30, 2026, decreased by $18.5 million compared to the same period in 2025, reflecting a $9.1 million, 11% reduction in research and development expenses and a $9.4 million, 26% reduction in general and administrative expenses.
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Net Loss:Net loss was $30.7 million, or $(0.25) per share, for the third quarter of 2026, compared to $32.3 million, or $(0.27) per share, for the third quarter of 2025.
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Shares Outstanding: As of September 30, 2026, common shares outstanding were 121.5 million, pre-funded warrants outstanding were 3.9 million, and preferred shares outstanding were 2.8 million. Each preferred share is convertible into five common shares.

Financial Guidance

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Cash, cash equivalents, and investments of $139.1 million, along with the newly awarded $15.0 million CIRM grant, extends the cash runway to mid-2028.

About FT819

FT819 is an off-the-shelf CD19-targeting chimeric antigen receptor (CAR) T-cell product candidate engineered to improve safety and efficacy. Analogous to master cell banks used to mass produce biopharmaceutical drug products such as monoclonal antibodies, a precisely engineered clonal master induced pluripotent stem cell (iPSC) bank serves as the starting cell source to manufacture FT819, overcoming numerous limitations associated with patient- and donor-sourced CAR T-cell therapies. FT819 is well-defined and uniform in composition, produced at a low cost of goods, and can be stored in inventory for off-the-shelf, on-demand availability to enable access for a broad patient population. This research was additionally made possible by funding from the California Institute for Regenerative Medicine (CIRM), a state agency in California that supports research in regenerative medicine, stem cell therapy, gene therapy, and clinical trials. (Grant numbers: CLIN2-16303 and CLIN2-20291)

About FT839

FT839 is the Company’s first multi-antigen dual-CAR T-cell product candidate, designed to express two unique CARs: a first CAR targeting the B-cell lineage marker CD19 and a second CAR targeting the immune activation marker CD38, which is often found on aberrant T, NK and B cells. FT839 is a 13-point edited CAR T cell and the second program to incorporate the Company’s Sword & Shield™ technology. The FDA cleared the IND application for FT839 in July 2026, and the Company is conducting COMPLETE (FT839-101), a Phase 1/2 basket clinical trial evaluating FT839 across autoimmune indications in combination with standard-of-care therapy, without the requirement for conditioning chemotherapy.

About FT836

FT836 is the Company’s multipoint-edited CAR T-cell product candidate uniquely targeting major histocompatibility complex class I chain-related proteins A (MICA) and B (MICB). The expression of MICA/B cell-surface proteins is induced by cellular stress or malignant transformation and is detectable across many types of cancer cells with limited expression on healthy tissue. FT836 is the Company’s first product candidate to incorporate the novel Sword & Shield™ technology, which utilizes the Company’s novel alloimmune defense receptor (ADR) alongside CD58 knockout, to both target and evade host alloreactive immune cells for a comprehensive strategy to avoid the need for conditioning chemotherapy. In January 2025, the Company secured a $4 million award from CIRM to support IND-enabling activities for FT836.

About Fate Therapeutics’ iPSC Product Platform

Human induced pluripotent stem cells (iPSCs) possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s proprietary iPSC product platform combines multiplexed-engineering of human iPSCs with single-cell selection to create clonal master iPSC lines. Analogous to master cell lines used to mass produce biopharmaceutical drug products such as monoclonal antibodies, the Company utilizes its clonal master iPSC lines as a starting cell source to manufacture engineered cell products which are well-defined and uniform in composition, can be stored in inventory for off-the-shelf availability, can be administered in combination with other therapies, and can potentially reach a broad patient population. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with patient- and donor-sourced cell therapies. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 500 issued patents and 500 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s results of operations, financial condition, anticipated operating expenses and cash runway, and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to the Company’s product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the clinical investigation of its product candidates, the initiation and continuation of enrollment in the Company’s clinical trials, the activation of clinical sites and the pace of patient screening, enrollment, and dosing, including the Company’s expectation to dose multiple patients in COMPLETE by year-end 2026, the manufacture, release, distribution and availability of drug product supply, including the Company’s expectations regarding the adequacy of drug product inventory to support clinical trial demand, the initiation of additional clinical trials, including in new indications, and additional dose cohorts in ongoing clinical trials of the Company’s product candidates, the availability of data from the Company’s clinical trials and the Company’s plans to provide updates on its clinical trials, the therapeutic and market potential of the Company’s research and development programs and product candidates, the Company’s clinical and product development strategy, the Company’s progress and plans relating to, and the anticipated timing and outcome of, interactions with the FDA and other regulatory authorities, and the Company’s expectations regarding progress and timelines, the objectives, plans and goals of its collaboration with Ono, and the Company’s expectations regarding the receipt of funding under the collaboration, and the Company’s expectations regarding the receipt of funding under its CIRM grants. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s research and development programs and product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk that preliminary clinical results may change as additional patients are treated and additional data become available and may not predict results in larger or potentially registrational trials, the risk that alignment with the FDA on potency or other CMC matters may not be maintained or may not result in acceptance of the Company’s approach at the time of a marketing application, the risk of a delay or difficulties in the manufacturing, release, or supply of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that clinical site activation and patient screening, enrollment and dosing may not proceed as anticipated, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects, risks relating to regulatory interactions and the outcome of such interactions, the risk that the Company may not comply with its obligations under and otherwise maintain its collaboration agreement with Ono, the risk that milestone payments received by the Company under its collaboration may be less than expected, the risk that the Company may not receive, or may be unable to utilize CIRM grant funding, in the anticipated timeframe or manner due to delays in development activities, failure to achieve applicable milestones, or failure to satisfy grant requirements, and the risk that the Company may incur operating expenses in amounts greater than anticipated. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Exhibit 99.1

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Collaboration revenue	$—	$1,741	$3,381	$5,277
Operating expenses:
Research and development	24,215	25,838	73,305	82,404
General and administrative	8,032	10,638	26,457	35,856
Total operating expenses	32,247	36,476	99,762	118,260
Loss from operations	$(32,247)	$(34,735)	$(96,381)	$(112,983)
Other income (expense):
Interest income	1,409	2,575	4,831	8,832
Change in fair value of stock price appreciation milestones	151	(90)	(509)	117
Other income	—	—	—	93
Total other income, net	1,560	2,485	4,322	9,042
Net loss	$(30,687)	$(32,250)	$(92,059)	$(103,941)
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(38)	91	(271)	(115)
Comprehensive loss	$(30,725)	$(32,159)	$(92,330)	$(104,056)
Net loss per common share, basic and diluted	$(0.25)	$(0.27)	$(0.76)	$(0.88)
Weighted–average common shares used to compute basic and diluted net loss per share	123,656,809	118,998,693	121,374,895	118,636,375

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$43,942	$46,628
Accounts receivable	479	916
Short-term investments	95,190	157,029
Prepaid expenses and other current assets	4,647	4,131
Total current assets	144,258	208,704
Long-term investments	—	1,472
Operating lease right-of-use asset	40,011	41,609
Other long-term assets	54,006	67,152
Total assets	$238,275	$318,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$18,073	$22,680
CIRM award liability, current portion	9,508	8,448
Deferred revenue	—	381
Operating lease liability, current portion	5,110	4,562
Total current liabilities	32,691	36,071
CIRM award liability, net of current portion	2,377	2,112
Operating lease liability, net of current portion	69,383	73,287
Stock price appreciation milestones	792	283
Stockholders’ equity	133,032	207,184
Total liabilities and stockholders’ equity	$238,275	$318,937

Contact:

Ryan Douglas

Fate Therapeutics, Inc.

IR@fatetherapeutics.com